Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (this “Agreement”) is made and entered into on October 29, 2012 by and between Samuel R. Newborn (“Employee”) and 4Kids Entertainment Licensing, Inc. (the “Employer”) and 4Kids Entertainment, Inc. (the “Company”), in their capacities as debtors and debtors in possession in the chapter 11 cases set forth below.  (Employee, Employer and the Company are sometimes collectively referred to as “the Parties”).

RECITALS

WHEREAS, the Company, Employer and certain affiliates are debtors and debtors in possession (collectively, the “Debtors”) in jointly administered chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) sub nom. In re: 4Kids  Entertainment, Inc., et al., 11-11607 (SCC) (collectively, the “Chapter 11 Case”);

WHEREAS, the Company, Employer and Employee are parties to that certain 4Kids Entertainment, Inc. Severance Agreement dated October 14, 2009 (as amended, the “Severance Agreement”), under the terms of which Employee asserts that he is currently entitled to receive certain benefits, including without limitation a payment in the sum of $1,000,000;

WHEREAS, the Parties have agreed that the Company and Employer shall terminate Employee’s employment without cause as of October 31, 2012, and that Employee shall render certain post-termination services to the Company and Employer on the terms and conditions below;

WHEREAS, the Debtors are the proponents of a proposed plan of reorganization and a proposed disclosure statement filed in the Chapter 11 Case on October 5, 2012 (as may be amended, modified or supplemented from time to time, the “Plan” and the “Disclosure Statement”); and

WHEREAS, the Parties wish to enter into this Agreement to resolve certain claims related to Employee’s termination and provide for certain post-termination services set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.             Employment Status.

(a)           The Company hereby notifies Employee that Employee’s employment by the Employer is being terminated without cause.  Employee’s last day of employment with the Employer is October 31, 2012 (the “Termination Date”). On the Termination Date, Employer shall pay Employee the Employee’s salary through the Termination Date, together with six (6) days accrued vacation pay.  Employee agrees that as of the Termination Date, he shall resign from all positions he holds as an employee, officer or director of the Company and any of its affiliates.

(b)         The Company shall continue to provide Employee with health insurance coverage for Employee (including health insurance coverage for such Employee’s spouse and dependents if such spouse and dependents were covered by the Company's health insurance coverage as of the date of hereof) for the Medical Coverage Period (as defined below), with Employee being deemed to be a continuing employee of Company during such Medical Coverage Period for purposes of qualification for coverage under the Company’s health insurance coverage. Upon expiration of said Medical Coverage Period, Employee shall be eligible to continue Employee's health insurance coverage pursuant to COBRA. For purposes of this Agreement, the Medical Coverage Period shall be defined as eighteen (18) months.  In the event that the Company cannot continue to provide Employee with health insurance coverage due to the terms of the Company’s health insurance plan, the Company shall reimburse Employee for the cost of health insurance coverage (whether such coverage is provided pursuant to COBRA or otherwise) for the Medical Coverage Period. The Company shall pay the same percentage of the premiums for such health insurance coverage for Employee (including health insurance coverage for Employee’s spouse and dependents if such spouse and dependents were covered by the Company' s health insurance coverage as of the date of the Triggering Event (as defined in the Severance Agreement)) as the Company is paying for its other employees during the applicable policy period during which health insurance coverage is continuing to be provided to Employee (and spouse and dependents, if applicable).

2.             Separation Claim.

(a)           Separation Claim. The Company agrees that, upon the occurrence of the Effective Date (as defined in the Plan) (the “Plan Effective Date”), subject to approval of the Bankruptcy Court as set forth in paragraph 2(b) below, Employee shall have an Allowed Class 3 - General Unsecured Claim in the amount of Nine Hundred Twenty-Five Thousand Dollars ($925,000) (the “Separation Claim”). The Separation Claim shall be payable by the Reorganized Debtors (as defined in the Plan), as follows:  (i) $600,000 (the “Initial Payment”), shall be payable on the Plan Effective Date, and (ii) $325,000 (the “Additional Payment” and, together with the Initial Payment, the “Separation Payments”) shall be payable upon the earlier of completion of the Ongoing Projects (defined below) and March 1, 2013.

(b)           Court Approval.  The Parties acknowledge and agree that allowance and payment of the Separation Claim is subject to approval of the Bankruptcy Court as follows, and that the Company shall use reasonable best efforts to seek such approval.  The Company shall revise the Plan to add a provision seeking approval of this Agreement pursuant to Fed.R.Bankr.P. 9019 and section 1123(b)(3) of the Bankruptcy Code, and to make such conforming changes as may be required to the Disclosure Statement.

(c)           The Company and Employee acknowledge and agree that the payments made under paragraph 2(a) above are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld from the Separation Payments made hereunder.  After the Termination Date, Employee will not be entitled to any further compensation, monies or benefits of any kind from the Employer, the Company or any of their respective affiliates except with regard to customary expense reimbursements or as otherwise specifically set forth in this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, any payment to be  made by Company to Employee pursuant to this Agreement that is subject to the requirements of Section 409A of the Code, as amended (“Section 409A”), may only be made in a manner permitted by Section 409A of the Code.  To the extent that any payment to Employee under this Agreement is deemed to be subject to the requirements of Section 409A, this Agreement will be administered in compliance with the applicable requirements of Section 409A.  Notwithstanding anything herein to the contrary, if Employee is a “specified employee” within the meaning of Section 409A, then during the first six (6) months after Employee incurs a "separation from service", within the meaning of Section 409A, Employee shall be paid only the portion, if any, of the amounts otherwise due hereunder as will not subject Employee to additional taxes under Section 409A, and the amount not paid will accrue and be paid in a lump sum payment on the day that is six (6) months and one (1) day after such separation from service.  The parties intend that Employee will incur a separation from service no later than December 1, 2012.  Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Employee be required to render services after such date to an extent that would cause the Employee to be treated as if a separation from service had not occurred.

3.             Post Termination Services.

(a)           During the period from November 1, 2012 through February 28, 2013 ("Post-Termination Period"), Employee agrees to render services (“Post-Termination Services”) to the Debtors and Reorganized Debtors in connection with the following matters (the “Ongoing Projects”):

(i)            Employee agrees to assist the Debtors and Reorganized Debtors, and their respective financial and legal advisors, with (1) achieving approval of the Disclosure Statement; (2) achieving confirmation of the Plan; (3) completion of any ancillary task or documents necessary to achieve the tasks set forth in clauses (1) and (2) of this paragraph; (4) resolving any disputed claims, whether filed prior to or after the date of this Agreement, and any litigation that may be pending or commenced in the future with respect to any claims in the Chapter 11 Case; and (5) prosecution of an objection to and resolution of the final fee claim asserted by BDO Capital Advisors, LLC.

(ii)           Employee also agrees to render services in connection with the tasks and projects as outlined on Exhibit A, which is attached hereto and deemed to be part of this Agreement.

(b)           Employee shall render the Post-Termination Services in a diligent and workmanlike manner.

(c)           As consideration for the Post-Termination Services, the Debtors or Reorganized Debtors, as applicable, shall pay Employee as follows: $25,000 shall be payable on the Agreement Effective Date; $25,000 shall be payable December 1, 2012; $25,000 shall be payable on January 1, 2013; and $25,000 shall be payable on February 1, 2013.

4.             New Business.  In addition to the Ongoing Projects, Employee shall continue to perform such additional legal services as may be agreed to from time to time with the Company or the Reorganized Debtors with respect to the ongoing operation of their business (the “New Business”).  For the avoidance of doubt, the New Business shall not include services related to the Ongoing Projects.  In consideration for Employee’s legal services related to the New Business, the Debtors or Reorganized Debtors shall provide Employee with a retainer in the amount of Ten Thousand Dollars ($10,000), payable beginning on January 1, 2013 for services to be rendered during the calendar year ending December 31, 2013.  Employee agrees to provide the Debtors or Reorganized Debtors with monthly invoices detailing his legal services performed in connection with the New Business hereunder.  Employee shall be compensated on an hourly rate for such additional services and such rate shall be fixed at $500 per hour, with such hourly fees to be charged against the retainer until such time as the retainer has been depleted.  Thereafter, he shall be paid for such services within thirty (30) days of the receipt of the applicable invoice.

5.             Release.

(a)           As a material inducement for the Employer and the Company to enter into this Agreement, Employee, for Employee, Employee’s heirs, executors, administrators, trustees, legal representatives, successors and assigns hereby forever fully releases and discharges the Employer, the Company, the Debtors, the Reorganized Debtors and all of their respective estates, shareholders, officers, directors, employees, agents, representatives, attorneys, professionals, parents, affiliates, divisions and subsidiaries (hereinafter collectively referred to as the “Releasees”), from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which Employee may have had, or now has, which are based upon any facts, acts, conduct, representations, contracts, claims, or matters of any kind or character existing at any time on or before the Agreement Effective Date (as hereinafter defined) and arising under or relating to Employee’s employment and the Chapter 11 Case, including, but not limited to:  (i) any claims or actions under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act; (ii) any other claims of discrimination or retaliation in employment based on any federal, state or local law, including and without limitation the New York Human Rights Law and the New York City Administrative Code; (iii) any claim arising out of the terms and conditions of Employee’s employment with the Employer and/or the Company or the termination of such employment; (iv) any proofs of claim or scheduled claims filed or asserted on behalf of the Employee in the Chapter 11 Case; and (v) any other statutory claim, tort claim, employment or other contract or implied contract claim, including, without limitation, any claims under the Severance Agreement and claims under that certain Employment Agreement dated January 1, 2002 between Employee and the Employer, including any amendments thereto (the “Employment Agreement”); provided, however, that the foregoing shall not release (i) any claim that may arise for indemnification and/or contribution for Employee’s service as a director, officer or employee of the Debtors, whether under Employee’s Indemnification Agreement dated as of November 9, 2005 (as amended) or similar agreement or otherwise available under the Debtors’ corporate documents or applicable law, (ii) any claim against the Debtors’ D&O insurance policies (including any “Side A” or runoff coverage), or (iii) any obligations of the Debtors or Reorganized Debtors under the terms of this Agreement, including without limitation the payments contemplated by paragraph 2(a) above. For the avoidance of doubt, in the event that the Bankruptcy Court does not approve this Agreement as contemplated in paragraph 2(b) above or the Plan Effective Date does not occur, Employee shall be entitled to file and pursue a proof of claim against the Debtors’ estates, including for the full amount alleged due under the Severance Agreement, and the Debtors reserve all rights to contest any such proof of claim.

(c)           Employee specifically waives any right to become and/or remain and promises not to become and/or remain, a member of any class in a case in which any claim or claims are asserted against any of the Releasees involving any events occurring as of or prior to the Agreement Effective Date and arising under or relating to Employee’s employment or the Chapter 11 Case.  Further, Employee agrees, to the fullest extent permitted by law, not to participate in any investigation, proceeding, charge, complaint or claim (on Employee’s own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) against the Releasees, based in whole or in part upon, or in any way connected with any action, omission, transaction or occurrence prior to and including the Agreement Effective Date.

(d)  Notwithstanding anything herein to the contrary, the Employee releases set forth in this paragraph 5 shall be effective upon the occurrence of the Plan Effective Date and subject to obtaining the approval of the Bankruptcy Court as set forth in paragraph 2(b) above.

6.             No Suit.  Employee represents that Employee has not filed or permitted to be filed against the Employer, the Company, or any of the Releasees, individually or collectively, any lawsuits, and Employee covenants and agrees that Employee will not do so at any time hereafter.  Employee will not voluntarily participate in any judicial proceeding of any nature or description against the Employer, the Company, or any of the Releasees, that in any way involves the allegations and facts that Employee could have raised against the Employer, the Company, or any of the Releasees, in any forum as of the date hereof.

7.             Other Agreements.

(a)           Employee agrees to maintain confidentiality with respect to proprietary, confidential or secret information that Employee received or developed in the course of Employee’s employment with the Employer and/or the Company. The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement. In the event Employee is requested to provide any of the information identified in this paragraph or otherwise relating to the Employer, the Company or Releasees to any court or government agency or to comply with a subpoena, court order, legal process or request for information, Employee shall promptly after Employee’s actual receipt of such court order or legal process, transmit a copy thereof to the Company, attention Chief Executive Officer, 4Kids Entertainment, Inc., 53 West 23rd Street, 11th Floor, New York, NY 10010, in order to provide the Company with the timely opportunity to assert its rights, if any, to non-disclosure prior to any response to the court order or legal process

(b)           Employee agrees that Employee will not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that denigrates, disparages, damages, defames or otherwise adversely affects the reputation or business of the Employer, the Company, or any of the Releasees.

(c)            Employee agrees that Employee will not disclose to anyone any confidential information or trade secret of the Employer or the Company, or any client of the Employer or the Company.

(d)           Employee will cooperate with the Debtors and Reorganized Debtors and their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with the Employer and/or the Company, including, without limitation, any matters related to the Ongoing Projects; provided, however that after February 28, 2013, Employee shall be entitled to charge the Debtors or Reorganized Debtors for his time and his expenses in connection with such activities at the rate set forth in paragraph 4 above.

8.             Remedies.  If Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have) and fails to cure such breach within ten (10) days after receipt by the Employee of a written notice of breach from the Debtors or Reorganized Debtors , the Debtors or Reorganized Debtors shall be entitled to cease making any payments under paragraphs 2(a)(ii) or 3(c) of this Agreement. Nothing herein shall affect any of Employee’s obligations under this Agreement, including, without limitation, Employee’s release of claims under paragraph 3.

9.             Acknowledgments.  Employee warrants and acknowledges that: (a) Employee is not releasing any claims that may arise after the Agreement Effective Date; (b) Employee has had the opportunity to consider the terms and provisions of this Agreement; (c) Employee has been advised to consult with an attorney of Employee’s own choosing prior to executing this Agreement; (d) Employee has carefully read this Agreement in its entirety and fully understands the significance of all of its terms and provisions; (e) Employee is signing this Agreement voluntarily and of Employee’s own free will and assents to all the terms and conditions contained herein; (f) Employee has not relied upon any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement; and (g) Employee has up to twenty-one (21) days from the date when Employee receives this Agreement to consider it, and Employee is electing to sign this Agreement on the date set forth above after what Employee considers to be a sufficient time to consider Employee’s options.

10.           Intellectual Property.  Employee agrees that all intellectual property rights (including copyright, trademark and patent rights) to any materials created by Employee in the course of Employee’s employment by the Employer and/or the Company and any ideas, proposals and plans invented or developed by Employee during the term of Employee’s  employment which relate directly or indirectly to the business of the Employer or the Company or any of its clients (collectively “Materials”) and the results and proceeds of Employee’s services for the Employer and the Company are considered  “works made for hire” as defined by the U.S. Copyright Law and as such, the Employer and the Company owns irrevocably throughout the universe in perpetuity all right, title and interest (including without limitation, all copyrights and other rights therein) in and to such Materials and to all of the results and proceeds of Employee’s services. To the extent that any of the Materials and/or the results and proceeds of Employee’s services are not deemed to be a “work made for hire” as defined by the U.S. Copyright Law, Employee hereby assigns to the Company all of Employee’s right, title and interest (including all copyrights) to such Materials and to the results and proceeds of Employee’s services.

11.           No Admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by the Employer or the Company.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

12.           Return of Property.  Employee agrees to return to the Company, on or prior to the Termination Date, all of the Employer’s and the Company’s property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Employee received or prepared or helped prepare in connection with Employee’s employment with the Employer and the Company.

13.           Successors and Assigns

(a)           Company shall cause any successor to Company to expressly assume the obligations of Company under this Agreement and to perform the obligations under this Agreement in the same manner and to the same extent that Company would be required to perform such obligations if no such succession had taken place.

(b)           This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including Employee. If Employee shall die after the date hereof, the Separation Payments payable in accordance with the terms of this Agreement shall be paid to the executor, personal representative or administrators of the Employee’s estate.

14.           Legal Expenses.

(a)           The Company agrees that Employee shall have an allowed administrative claim for purposes of section 503 of the Bankruptcy Code in the amount of the legal fees incurred by Employee in connection with the negotiation of this Agreement up to a maximum of $10,000, subject to receipt by the Debtors or Reorganized Debtors of a reasonably-detailed invoice.

(b)           In the event that any dispute arises under this Agreement with respect to the Separation Payments, Company will pay or reimburse Employee all legal fees and expenses incurred by Employee in seeking to obtain or enforce said Severance Payments.  Company shall be required to pay or provide such reimbursement to Employee pursuant to this paragraph 14 within thirty (30) days following the submission by Employee of invoices for such legal fees and expenses.

15.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person, sent by overnight courier (e.g. Federal Express), telefaxed or emailed with a follow up copy by regular mail or sent by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee's then current home address and, in the case of Company, addressed to Company at its offices located at the address set forth above.  Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

16.           Revocation.  This Agreement may be revoked by Employee within the period of seven (7) days after its execution, and this Agreement will not become effective or enforceable until such seven day period has expired without it having been revoked (such date to be referred to herein as the “Agreement Effective Date”).

17.           Miscellaneous.

(a)           This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the Parties, including, without limitation, the Severance Agreement and the Employment Agreement.

(b)           This Agreement may not be changed, amended or modified, except by a writing signed by the party affected by such change, amendment or modification.

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(d)           This Agreement will be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions.

(e)           The Parties agree the Bankruptcy Court shall retain exclusive jurisdiction to consider any disputes that may arise concerning the interpretation or enforcement of this Agreement and the Parties submit to the core jurisdiction of the Bankruptcy Court for such purposes.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

4Kids Entertainment, Inc.		4Kids Entertainment Licensing, Inc.
Debtor in Possession		Debtor in Possession

By:	/s/ Bruce Foster	By:	/s/ Bruce Foster
Its:	Interim Chief Executive Officer and Chief Financial Officer	Its:	Interim Chief Executive Officer and Chief Financial Officer

Accepted and Agreed:

By:	/s/ Samuel R. Newborn
Samuel R. Newborn

EXHIBIT A

ONGOING PROJECTS

Document production request in Upper Deck lawsuit served 10/18/12

Trademark items - Expiring 10/31/12:

European Community TM & SM Registration No. 002898245; ARTLIST COLLECTION: THE DOG; Artlist International, Inc.; Our Ref: LEIS1390EC

European Community TM & SM Registration No. 002898252; ARTLIST COLLECTION: THE CAT; Artlist International, Inc.; Our Ref: LEIS1400EC

Clients:

❖	Artlist:

o
Dog/Detexpol (bedding, towels, housewares licensee in Poland) – original amendments dated 3/15 were not signed by Artlist.  They were for renewals.  I have since spoken with Detexpol and Artlist.  Detexpol will increase their guarantee by 5K Euro for The Dog.  The Cat stays as is.  Artlist has approved to move forward by email today and will bring in signed paperwork.

o	Dog/ TCC (deal) – amendment pending with UK as of 4/24/12, as we had some questions TCC has not gotten back to us yet. Amendment is revising products, adding premiums, add additional MG ($5,000)

o	Max Licensing (subagent) – need an amendment as they want to add the bedding category to their current agreement – rec’d 5/30/12

o	Gifi (France retailer) – this is a direct deal to manufacture. As of Oct 2012 they would like to add Pet products to their contract. Need an amendment adding on12 new categories.

o	Sega (amusement plush) – Sega needed a longer lead time to sell in their plush – as of Oct 2012 they would like a 1year extension on their contract. Need an amendment to add on 1 year.

o	DeckDaq (online Facebook game) – DeckDaq is a new company working on collectible online Facebook games. Artlist would like to move forward with this agreement to promote The Dog online.

o
RPM Asia (manufacturing company based in HONG KONG) – This was discussed but needed to be processed from UK team.  RPM Asia proposes to manufacture a few select items for/with Artlist with business model of selling to licensee’s around the world.

❖	Dinosaur King
Canal J and Gulli TV) broadcast agreement (France, Andorra, Monaco, DOM-Tom, Belgium, Switzerland, Luxembourg, Mauritius) - term runs from October 2009- Sept 30, 2013.  Fee of 195K Euro collected.  Sega needs a deal memo and long form agreement.

Zen Media – broadcast agreement for Hungary.  Term runs May 2012-July 31, 2015.  Fee of $5,850 collected.  Long form agreement needed.

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